May 11, 2015

Mr. Dave ENGLISH, CEO
UNITED FERTILITY CETERS of AMERICA
3910 PECOS-MCLEOD SUITE D
LAS VEGAS, NEVADA 89121

Re: Letter of Intent to Acquire the Business of UNITED FERTILITY CENTERS of AMERICA.

Gentlemen:

This binding letter of intent ("LOI") by iGambit Inc. ("IGI") pertains to the proposed acquisition by IGI, through a newly-formed, wholly-owned subsidiary to be formed ("NewUFCA"), of substantially all of the business of United Fertility Centers of America ("UFCA"). The transaction proposed below (the "Transaction") is expressly subject to: (i) the satisfactory due diligence review of UFCA activities and deals by IGI, (ii) the successful negotiation, execution and delivery of a definitive purchase and sale agreement ("P&S Agreement"), (iii) the raising of capital to complete the Transaction, (iv) the availability of at least two years of audited financial statements for UFCA and (iii) the approval of our directors and shareholders.

It is currently contemplated by the parties that the general terms and conditions of the Transaction will be as set forth below.

1. **Structure of Transaction.** IGI will buy all the assets of UFCA and will assume certain specifically identified operating liabilities of UFCA. The assets and liabilities of UFCA will be placed into a new wholly-owned subsidiary of iGambit, which for purposes of this LOI will be called "NewUFCA". The assets to be purchased ("Purchased Assets") are all the assets, tangible and intangible, contracts of any description held by UFCA and represent substantially all the assets used in conducting the business UFCA. The UFCA liabilities assumed ("Assumed Liabilities") will be specifically identified consisting of normal accounts payable, capital lease obligations, deferred liabilities, deferred revenue and certain accrued expenses. All liabilities not purchased will remain with UFCA.

2. **Purchase Price.** The "Purchase Price" for the business of UFCA and its Purchased Assets and Assumed Liabilities will be computed as a multiple of audited Adjusted EBITDA subject to adjustment if the Book Value of Net Assets at the closing date falls below the Minimum Net Worth. EBITDA is defined as net profits after all business expenses computed on a GAAP basis before interest income and expense, income taxes, and depreciation and amortization. "Adjusted EBITDA" is defined as EBITDA plus actual compensation (wages, retirement, and other amounts) paid to the UFCA stockholder(s) that was deducted as expense in computing EBITDA (to be discussed and determined). The Purchase Price computed as an amount equal to the **greater of:** (a) (i) 3 times Adjusted EBITDA for the year ended December 31, 2014; and (ii) 3 times the Adjusted EBITDA for the year to end December 31, 2015, (b) subject to adjustment if the Book Value of Net Assets purchased at the closing date is less than the Minimum Net worth. If the Book Value of Net Assets purchased at the closing date is less than the Minimum Net Worth, the Purchase Price will reduced by that difference. At the closing, the Purchase Price will be paid 50% in cash and notes and 50% in iGambit Preferred Shares. If, after 2 years the value of the cash and Preferred Stock are less than 3 times the EBITDA (as described above) additional

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cash and Preferred Stock will be issued to make up the difference.

Example Purchase Price Calculation:

Assumed EBITDA is equal to $2 million, therefore the purchase price is $6 million (3x EBITDA) to be paid via a $3m in cash/notes plus $3m in shares of iGambit Preferred Stock (2m shares). If after 2 years the common stock price is $1 per share, then UFCA would be owed an additional $1m in preferred shares.

The cash and Preferred Stock issued at closing will be based on the Adjusted EBITDA for 2014 and Minimum Net Worth, and any increase in the Purchase Price as required by the 2015 audited year-end results will be paid in cash/notes and Preferred Stock as soon as practicable after receipt of the 2015 audit. Audits for 2014 will commence with the signing of a definitive, binding Purchase & Sale Agreement ("P&S Agreement).

3. **Preferred Stock Terms.** IGI will create a class of Preferred Stock as described below.

Preference: The Preferred Stock will have a liquidation preference of $1.50 per share and will earn a payment-in-kind (cash or Preferred Shares) dividend of 6% per annum. All shareholder distributions will go to liquidate the Preferred Stock before any benefits are paid to the common.

Convertibility: The Preferred Stock will be convertible at the holders' option into common at any time at the rate of one share of Preferred Stock convertible into 1 share of IGI common stock. The Preferred Stock will be redeemable by IGI for cash equal to the liquidation preference at any time after a 12 month lockup. IGI can force the Preferred Stock to convert into common if the underlying value of the common into which it is convertible, trades at a 25% premium to the Preferred Stock liquidation value for 10 consecutive trading days.

Voting: Each share of Preferred Stock will vote with the common on the basis that one share of Preferred stock, votes the same as one common share. In addition, the Preferred class will have the right to elect one independent director so long as 1,000,000 shares of Preferred Stock remain outstanding.

4. **Funding of the Purchase Price and NewUFCA.** Funding of the cash required for the Transaction will be raised through the issuance of IGI debt and equity to professionally managed funds ("Investors"). It is anticipated that the debt will be funded from institutional private debt funds. It is likely a major portion of the funding will have equity attributes, either warrants or convertibility into equity. The structure of the securities will be determined based on the business plan and financial models that will be developed during due diligence. Included in the will be a minimum of one-million dollars ($1,000,000) for UFCA working capital.

5. **Timing.** IGI estimates its business due diligence can be completed in one-month from the LOI signing. The preparation of fund raising materials will be prepared simultaneously with

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IGI conducting due diligence. IGI estimates the cash required to effect the purchase can be raised to allow a closing in 6-8 weeks from the signing of the LOI and the commencement of due diligence. IGI will use its best efforts to speed the Transaction to a closing. IGI and UFCA will collaborate in the preparation of a definitive purchase and sale agreement ("P&S Agreement"), the first draft of which should be prepared for review within 4 weeks of the LOI signing.

6. **Employees.** NewUFCA plans on offering employment to most but not all the current UFCA workforce with compensation levels appropriate to their position and for most employees consistent with their existing salaries. At IGI's request, the key members of UFCA's management team will be asked to enter into mutually acceptable multi-year employment or consulting agreements.

7. **Management Incentives.** IGI's Compensation Committee will establish a bonus pool to fund NewUFCA management incentives over the next three years to attract and retain talent. This pool will be designed to reward management and employees for the achievement of mutually agreed upon business goals and will also provide them ownership in IGI. The bonus plan, details to be determined, will be paid in a combination of IGI common stock and cash.

8. **Definitive Documents and Agreements.**

   Purchase and Sale Agreement: The parties agree to negotiate in good faith the final form of a definitive P&S Agreement and any ancillary documents thereto and acknowledge that the P&S Agreement and such ancillary documents would include customary reasonable representations, warranties, covenants, closing conditions, legal opinions, indemnities, escrows, shareholder, partnership or operating agreements and noncompetition agreements that are usual and customary for this type of transaction.

   Non-Competition: As part of the Transaction, UFCA and certain members of its management may be required to sign 3 year non-competition agreements relating to the business of UFCA and NewUFCA.

   Escrow: IGI expects the amount of the post-closing cash escrow to be 5% of the Purchase Price. The escrow would be held by a mutually agreeable financial institution for a period of eighteen (18) months and any earnings on the escrow account will be distributed proportionately to the party(ies) receiving the escrow funds.

10. **Due Diligence**: UFCA will provide access to IGI's designated agents to perform a due diligence review of all matters pertaining to the operations of UFCA, including, but not limited to, its employees, contractors, customers, vendors, suppliers, consultants, and financial, contractual, legal, and any and all other matters it deems necessary for the performance of its review. Since this Transaction will have a financing component which will be provided by the Investors, IGI will provide UFCA access to the any shareholders and or Investors for the purpose of their due diligence review. Closing of the Transaction is

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expressly subject to IGI's and the Investors' satisfactory due diligence review, and acceptance and execution of the P&S Agreement with NewUFCA and, if required, its Investors.

11. **Audit of Financials**. Since IGI is a publicly owned corporation, it will be required that UFCA have audited statements by a PCAOB qualified auditor. UFCA will initiate a PCAOB audit of its business for fiscal years ending in December 31, 2013 and December 31, 2014 and three months of the current year 2015. UFCA agrees to deliver the audited financial statements within 45 days of the signing of the definitive agreement.

12. **Confidentiality**. Each party hereto agrees that it will not make any public disclosure, other than to attorneys, accountants, consultants, financial advisors and financing sources (who will be advised of the existence of the restrictions contained in this paragraph prior to disclosure), of the existence of this letter or of any of its terms without first advising the other parties and obtaining the written consent of such other parties to the proposed disclosure, unless such disclosure is required by applicable law or regulation (including applicable SEC and or franchise laws), in which event the party contemplating disclosure will inform the other parties of and obtain their consent to the form and content of such disclosure, which consent will not be unreasonably withheld or delayed. Upon request by either party, the parties will return all written material delivered to it by the other party and will not retain any copies thereof.

13. **Exclusivity.** For a period commencing on the date this letter is signed by you and ending on either the termination of this letter or the close of the Transaction and no later than July 1, 2015 (the "Exclusivity Period"), UFCA will negotiate exclusively and in good faith with IGI in relation to the Transaction and will not, directly or indirectly, whether through any officers, directors, members, partners, employees, shareholders, affiliates, representatives or agents or otherwise, encourage or solicit any inquiries or accept proposals by, or engage in any discussions or negotiations with, or furnish any non-public information to, any person regarding alternative transactions and will promptly notify IGI of the substance of any inquiry, proposal or discussions concerning any such transaction which is received by UFCA.

    During the Exclusivity Period, IGI will negotiate in good faith with UFCA in relation to the Transaction and will use commercially reasonable efforts to obtain the necessary financing to consummate the Transaction consistent with the financing schedule.

14. **Ordinary Course**. UFCA agrees that during the Exclusivity Period, it will conduct its business in the ordinary course consistent with past practice and will notify IGI prior to entering into any material or extraordinary transactions or other events outside the ordinary course. UFCA may distribute cash or inject cash into the business as it deems appropriate. Without limiting the generality of the foregoing, UFCA will not adversely change its revenue recognition or bad debt policies, pricing, sales and marketing, billing or terms and reserve policies, which will reflect normal historical patterns.

15. **Information.** During the Exclusivity Period and subject to the terms of the Confidentiality Agreement executed by the parties, UFCA and its representatives will provide IGI and its Investors, representatives, advisors and counsel with: (i) such information (including copies of documents)

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relating to UFCA as IGI may reasonably request and (ii) access to the books, records, facilities and personnel of UFCA and certain customers and suppliers as IGI may reasonably request, except that no customer or supplier will be contacted by IGI without prior express consent of UFCA. Inquiries to UFCA or its customers, referral sources and suppliers will only be made through UFCA or its designees. IGI commits to make its best efforts to minimize the length and magnitude of the due diligence period.

16. **Material adverse conditions.** If during the Exclusivity Period, any material adverse change shall take place, IGI or IGI's Investors, (i) may request a change in the terms and conditions of this Transaction, or (ii) may terminate this letter with regard to the Transaction. If IGI or its Investors request a change in the terms and conditions of the Transaction or this letter, then UFCA shall have the right to terminate this letter by written notice to IGI. A "material adverse change," as referenced in this paragraph, shall mean a material adverse change in the business of UFCA and shall include but not be limited to, a material adverse change in the interest rate, in the economy, or general business climate.

17. **Expenses.** Each party will pay its own expenses in connection with the Transaction.

18. **Finder's Fees**. Each party represents to the other that any agent, brokerage or finder fees due in connection with the Transaction will be borne by the party who has entered into the agreement to pay.

19. **Termination.** In the event a P&S Agreement has not been executed on or before expiration of the Exclusivity Period or it becomes apparent to either party that they will not be able to reach agreement on a P&S Agreement, either party may terminate this letter by giving written notice to the other and the terms of this letter will thereafter be of no further force or effect except for Sections 12 (Confidentiality) and 17 (Expenses).

20. **Governing Law.** This letter of intent shall be governed and construed under the laws of the state of New York.

21. **Binding Effect.** This is a binding agreement designed to create binding obligations, it is understood that a legal obligation to close the Transaction will be created by this letter and that the legal obligations and the liabilities of the parties to close the Transaction are to arise only upon the duly authorized execution and delivery of the P&S Agreement.

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If you are in agreement in principle with the terms and conditions of the proposal herein, please so acknowledge by executing an original of this letter and returning it to IGI. This letter is not valid if not countersigned and returned to IGI by May 14, 2015.

Sincerely,

John Salerno, Chairman
iGambit Inc.

ACCEPTED AND AGREED this 12 day of MAY 2015 by UFCA.

By: ______________________ Date: 12 May 2015
Chief Executive Officer
UFCA